SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC 20549

                               FORM N-8A

                     NOTIFICATION OF REGISTRATION

                 FILED PURSUANT TO SECTION 8(a) OF THE

                    INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                          GREAT PLAINS FUNDS

                ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                       FEDERATED INVESTORS TOWER

                  Pittsburgh, Pennsylvania 15222-3779
                            (412) 288-1900

           NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                      Victor R. Siclari, Esquire

                       Federated Investors Tower

                  Pittsburgh, Pennsylvania 15222-3779

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                    Yes____                  No  XX

      Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 3rd day of July, 1997.

By:  /s/ Timothy S. Johnson
       Timothy S. Johnson
       Trustee